Exhibit 99.1
CEVA, Inc. Reports Termination of Long-Term Dublin Lease Agreements
SAN JOSE, Calif. – January 25, 2008 – CEVA, Inc. [(NASDAQ: CEVA); (LSE: CVA)], a leading licensor of silicon intellectual property (SIP) of DSP cores and platform solutions for the handset, consumer electronics and mobile PC markets, today announced the surrender and termination of its long-term lease on Harcourt Street located in Dublin, Ireland, a facility that the Company previously vacated.
The aggregate annual lease payment for the Harcourt Street property was approximately $1.3 million and approximately 14 years remained under the lease. The Company made a payment of approximately $5.7 million to surrender and terminate the Harcourt Street lease, which will be recorded as cash out flow in the first quarter of 2008. As a result of the lease termination, the Company will update its restructuring accrual accordingly and anticipates recording an additional reorganization expense of approximately $3.5 million in the first quarter of 2008.
Yaniv Arieli, Chief Financial Officer of CEVA, stated, “We are pleased to have surrendered and terminated the Harcourt lease. The surrender and termination of the lease will contribute positively to the Company’s future cash flow and reduce future lease expense obligations. We had terminated another Dublin, Ireland lease located on Hatch Street in the fourth quarter of 2007. The Company’s current real estate status is in line with its current business needs.”
For More Information Contact:
Yaniv Arieli,
Chief Financial Officer,
CEVA, Inc.
Tel: +1.408.514.2941
Email: yaniv.arieli@ceva-dsp.com